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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|X|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Salkind,                          Carole
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)


--------------------------------------------------------------------------------
                                    (Street)
    c/o Sills, Cummis, Radin, Tischman, Epstein & Gross
    One Riverfront Plaza
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


    NCT Group, Inc.                   "NCTI"
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


    12/31/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


     2/14/03
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                               5.             6.
                                                               4.                              Amount of      Owner-
                                                               Securities Acquired (A) or      Securities     ship
                                                3.             Disposed of (D)                 Beneficially   Form:     7.
                            2.                  Transaction    (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-              Code           ------------------------------- at the End     (D) or    Indirect
1.                          action              (Instr. 8)                   (A)               of Issuer's    Indirect  Beneficial
Title of Security           Date                ------------                 or                Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)                            Amount      (D)    Price      (Instr. 3 & 4) (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                                   J(1)                                          16,498,818       D
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                                   J(1)                                               5,000       I     By Spouse 2
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

8% Convert-
tible Notes
in Aggregate    (3)    (3)      P4   281,808,267       (3)                      Common  281,808,267                 D
Principal                                                                       Stock
Amount of
$18,063,711.93
------------------------------------------------------------------------------------------------------------------------------------
Accured
Interest and                    P4    35,719,419                                Common   35,719,419                 D
default penalty                                                                 Stock
thereon
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Warrant-right                  J(1)   10,417,254       (4)                      Common   10,417,254                 D
to acquire                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Warrant-right   (4)    (4)      P4    96,372,920       (4)                      Common   96,372,920                 D
to acquire                                                                      Stock

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                                               By entity
Options-right  $0.079   1/8/02  P4     1,500,000      1/8/02   1/24/07          Common    1,500,000                 I      in which
to acquire                                                                      Stock                                      Reporting
                                                                                                                           Person's
                                                                                                                           son is
                                                                                                                           sole sha-
                                                                                                                           reholder
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                                               By entity
Options-right   $0.13  1/25/02  P4     1,850,000     1/25/02   5/22/06          Common    1,850,000                 I      in which
to acquire                                                                      Stock                                      Reporting
                                                                                                                           Person's
                                                                                                                           son is
                                                                                                                           sole sha-
                                                                                                                           reholder
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                                               By entity
Options-right   $0.09  1/25/02  P4     5,000,000     1/25/02   1/24/07          Common    5,000,000                 I      in which
to acquire                                                                      Stock                                      Reporting
                                                                                                                           Person's
                                                                                                                           son is
                                                                                                                           sole sha-
                                                                                                                           reholder
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                                               By entity
Options-right   $0.12  2/27/02  P4       625,000     2/27/02   6/30/06          Common      625,000                 I      in which
to acquire                                                                      Stock                                      Reporting
                                                                                                                           Person's
                                                                                                                           son is
                                                                                                                           sole sha-
                                                                                                                           reholder
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                                               By entity
Options-right $0.0925  2/27/02  P4     1,500,000     2/27/02   10/8/06          Common    1,500,000                 I      in which
to acquire                                                                      Stock                                      Reporting
                                                                                                                           Person's
                                                                                                                           son is
                                                                                                                           sole sha-
                                                                                                                           reholder
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                                               By entity
Options-right  $0.079  2/27/02  P4     1,250,000     2/27/02   2/26/07          Common    1,250,000                 I      in which
to acquire                                                                      Stock                                      Reporting
                                                                                                                           Person's
                                                                                                                           son is
                                                                                                                           sole sha-
                                                                                                                           reholder
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                                               By entity
Options-right  $0.070  9/30/02  P4    50,000,000     9/30/02   9/30/07          Common   50,000,000                  I     in which
to acquire                                                                      Stock                                      Reporting
                                                                                                                           Person is
                                                                                                                           the sole
                                                                                                                           share-
                                                                                                                           holder
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                                               By entity
Options-right  $0.042 12/26/02  P4    23,000,000    12/26/02  12/26/07          Common   23,000,000                 I      in which
to acquire                                                                      Stock                                      Reporting
                                                                                                                           Person is
                                                                                                                           the sole
                                                                                                                           share-
                                                                                                                           holder
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right $0.2188  7/14/97  A4        75,000    10/25/02   7/14/07          Common       75,000                 I      By Spouse
to acquire                                                                      Stock                                            (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right $0.3125  12/4/98  A4       150,000     12/4/98   1/14/08          Common      150,000                 I      By Spouse
to acquire                                                                      Stock                                            (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right   $0.41  4/13/99  A4       600,000    10/25/02   4/13/09          Common      600,000                 I      By Spouse
to acquire                                                                      Stock                                            (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right   $0.41  1/18/00  A4       300,000    10/25/02   1/17/05          Common      300,000                 I      By Spouse
to acquire                                                                      Stock                                            (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right   $0.22  12/6/00  A4       225,000    10/25/02   12/6/07          Common      225,000                 I      By Spouse
to acquire                                                                      Stock                                            (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right   $0.44  12/6/00  A4       225,000    10/25/02   12/6/07          Common      225,000                 I      By Spouse
to acquire                                                                      Stock                                            (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options-right   $0.13  9/20/01  A4       600,000    10/25/02   12/6/07          Common      600,000                 I      By Spouse
to acquire                                                                      Stock                                            (2)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       424,317,860  D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        86,900,000  I
------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

Explanation of Responses:

(1)  Previously reported.
(2)  The Reporting Person disclaims beneficial ownership as to these shares.
(3) See attached listing of convertible notes acquired by the Reporting Person in 2002, including issue dates and conversion prices. Notes along with accrued interest are convertible into shares of common stock any time after note issuance.
(4) See attached listing of common stock warrants granted in 2002 including exercise prices and expiration dates. Warrants are exercisable on date of grant.



    /s/  Carole Salkind                                     March 28, 2003
    ---------------------------------------------        -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.